Exhibit 99.2

Trovagene Releases Its First Oncogene Mutation Assay Using Next Generation Sequencing, Expands Its Non-Invasive Cancer Monitoring Platform

Company leveraging the scalability of its proprietary platform and next generation sequencing to introduce a full line of multiplexed urine-based oncogene mutation assays with superb sensitivity

SAN DIEGO, CA — March 17, 2014 — Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, today announced that it has released its first multiplexed oncogene mutation assay, integrating the Company’s proprietary sample preparation and primer technologies with next-generation sequencing (NGS) as a mutation detection platform.

The assay, developed to detect the seven most commonly encountered mutations of the KRAS oncogene, is now available for patient testing and is in use in ongoing clinical collaborations with major cancer centers and integrated healthcare networks. These collaborations are focused on replicating assay performance and validating the clinical benefits of tracking KRAS mutational status over time to assess treatment response and disease status in patients.  Utilizing NGS technology improves the genomic information obtained from a given patient sample, with multiple mutations being evaluated in a single test. Following this first successful application of the Company’s proprietary sample preparation and assay technologies with NGS, Trovagene now plans to introduce a full line of oncogene mutation tests based on this comprehensive and scalable technology platform.

“With the introduction of our first multiplexed oncogene mutation assay, we continue to establish our molecular diagnostic platform for cancer monitoring based on cell-free DNA in urine,” added Antonius Schuh, Ph.D, chief executive officer of Trovagene. “Integrating NGS technology at the desired analytical sensitivity offers scalability across our entire platform, and we remain focused on expanding the number of tests available through our CLIA lab, as well as demonstrating the clinical utility of these assays with our collaboration partners.  Our platform technology enables clinicians to monitor tumor dynamics and treatment response at the molecular level, with the potential to improve the standard-of-care for cancer monitoring.”

Mutations of the KRAS oncogene commonly occur in multiple forms of cancer, including among others, colon, lung, ovarian, and pancreatic cancers. It is estimated that 17 to 25 percent of all human tumors harbor an activating KRAS mutation, with more than 90 percent of pancreatic cancer patients and approximately 40 percent of those with colorectal and non-small cell lung cancers having a mutation in this oncogene. Patients with KRAS mutant tumors rarely respond to anti-EGFR monoclonal antibodies, therefore, genomic testing is recommended to confirm that a patient’s tumor is KRAS wild-type before such therapies are utilized. Additionally, KRAS mutations can emerge over time, and longitudinal monitoring of patients may improve cancer treatment strategies, patient outcomes, and the overall health economics of cancer management. Several therapies that specifically target KRAS-mutation positive cancers are currently being investigated in clinical trials.

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

“With growing interest around KRAS mutation status, clinicians need a comprehensive assay that can detect and track the prevalent mutations in this oncogene over the course of a patient’s treatment,” stated Mark Erlander, Ph.D., chief scientific officer of Trovagene. “We have responded by developing an assay designed to address this need with very high analytical sensitivity. We look forward to demonstrating the full potential of our multiplexed KRAS mutation assay in partnership with our clinical collaborators, and reporting results from these studies at future medical conferences.”

About Trovagene’s Urine-Based KRAS Oncogene Mutation Assay

Trovagene’s urine-based KRAS oncogene mutation assay is a laboratory-developed test (LDT) designed to detect and monitor mutations of this oncogene in metastatic cancer patients with biopsy-proven KRAS mutations in their tumor. The assay is designed to detect the seven most prevalent mutations in the KRAS oncogene (six in codon 12 and one in codon 13 of exon 1), which represent the typical set of mutations tested for this oncogene. Trovagene’s KRAS oncogene mutation assay has achieved a reproducible lower limit of detection (LLOD) of 0.04%, which is among the most sensitive assays utilizing next generation sequencing technology. The Company’s KRAS oncogene mutation assay has been tested across a range of solid tumors, with early findings indicating that urine-based KRAS mutation detection is applicable across many cancer types. This CLIA-based test is expected to be a useful tool for oncologists to manage their cancer patients, given the possibility of emergent or changing mutational status over time, and the ability to non-invasively test for mutations in a near-real time manner using a simple urine specimen. For patients with difficult-to-biopsy metastatic tumors, urine-based KRAS mutation testing may provide an alternative method to assess mutational status. Additional clinical studies are ongoing to further determine the full range of clinical applications for this and other Trovagene cancer monitoring assays.

Trovagene’s urine-based KRAS oncogene mutation assay is now available to healthcare providers for patient testing. Physicians interested in utilizing this test should contact Client Services at 888-391-7992. For more information, please visit www.trovagene.com/KRAS.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its patented technology for the detection of cell-free DNA and RNA, short nucleic acid fragments, originating from normal and diseased cell death that can be isolated and detected from urine. Trovagene has a strong intellectual property asset as it relates to cell-free DNA and RNA testing in urine. It has U.S. and European patent applications and issued patents that cover testing for HPV and other infectious diseases, cancer, transplantation, prenatal and genetic testing.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2012 and other periodic reports filed with the Securities and Exchange Commission.

###

Contact
Investor Relations	Media Relations
David Moskowitz	Ian Stone
VP Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
202-280-0888	619-849-5388
dmoskowitz@trovagene.com	istone@canalecomm.com